Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140657) of USA Technologies, Inc. of our report dated September 27, 2011, relating to our audits of the consolidated financial statements and schedule which appear in this Annual Report on Form 10-K for the year ended June 30, 2011.

/s/ McGladrey & Pullen, LLP

New York, NY
September 27, 2011